Exhibit 4.20

Exclusive Call Option Agreement

(English Translation)

This Exclusive Call Option Agreement (hereinafter referred to as this “Agreement”) is executed by and among the following parties on June 24, 2018 in Beijing, China:

Party A:       Chema Technology (Beijing) Co., Ltd., a solely foreign-owned enterprise incorporated and existing in accordance with the laws of the People’s Republic of China (“China”), and the address is 931, 9F, 21 Yangfangdian Road, Haidian District, Beijing;

Party B:	Wen Wei, a Chinese citizen, ID card number: Sun Jianchen, a Chinese citizen, ID card number: Cheng Congwu, a Chinese citizen, ID card number:

and

Party C:       Tansuo Jixian Technology (Beijing) Co., Ltd., a limited liability company incorporated and existing in accordance with Chinese laws, and the address is 929, 9F, 21 Yangfangdian Road, Haidian District, Beijing.

In this Agreement, Party A, Party B and Party C are hereinafter each referred to as a “Party” and collectively referred to as the “Parties”.

Whereas:

Party B holds 100% of the equity interests in Party C;

Now the Parties enter into the following agreement through negotiation:

1.      Sale and Purchase of Equity

1.1        Grant of right

Party B hereby irrevocably grants Party A an irrevocable exclusive right to purchase or designate a Person or Persons (each referred to as a “Designated Person”) to purchase at any time from Party B all or part of the equity held by it in Party C at one time or multiple times by steps decided by Party A at its own discretion at the price stated in Article 1.3 hereof, to the extent permitted by Chinese laws (the “Purchasing Right”). No one other than Party A and the Designated Persons may enjoy the Purchasing Right or other rights in relation to Party B’s equity. Party C hereby consents to the grant of the Purchasing Right by Party B to Party A. The term “Person” referred to in this clause and this Agreement means individual, company, joint venture, partnership, enterprise, trust or non-corporate organization.

1.2        Exercising steps

Party A shall exercise its Purchasing Right in compliance with the provisions of Chinese laws and regulations. To exercise its Purchasing Right, Party A shall notify Party B in writing (the “Purchase Notice”), specifying the following matters: (a) Party A’s decision on the exercise of the Purchasing Right; (b) the equity shares Party A intends to purchase from Party B (the “Purchased Equity”); and (c) the date of purchase/transfer of the Purchased Equity.

1.3        Purchase Price

Unless assessment is required by Chinese laws or regulations at the time when Party A exercises its Purchasing Right, the purchase price of the Purchased Equity (the “Purchase Price”) shall be the lowest price permitted by the law.

1.4        Transfer of the Purchased Equity

Each time Party A exercises its Purchasing Right:

1.4.1	Party B shall cause Party C to hold in a timely manner a shareholders’ meeting, in which a resolution on approval of the transfer by Party B of the Purchased Equity to Party A and/or the Designated Persons shall be adopted;

1.4.2	Party B shall execute an equity transfer contract (hereinafter referred to as the “Transfer Contract”) for each transfer with Party A and/or (if applicable) the Designated Persons in accordance with the provisions hereof and the Purchase Notice;

1.4.3	Relevant parties shall execute all other necessary contracts, agreements or documents, obtain all necessary government licenses and permissions, and take all necessary actions to transfer the good title to the Purchased Equity to Party A and/or the Designated Persons without any Security Interest thereon, and cause Party A and/or the Designated Persons to become the registered owner of the Purchased Equity. For the purpose of this clause and this Agreement, “Security Interest” includes guarantees, mortgages, third party rights or interests, any share options, acquisition rights, preemptive rights, setoff rights, retention of title or other guarantee arrangements; provided that for the purpose of clarity, any security interest incurred under this Agreement and Party B’s Equity Pledge Agreement and Powers of Attorney are excluded. “Party B’s Equity Pledge Agreement” referred to in this clause and this Agreement means the Equity Pledge Agreement executed by Party A, Party B and Party C on the date of execution hereof (hereinafter referred to as the “Equity Pledge Agreement”) and any modification and modification thereto or restatement thereof, according to which Party B pledges all of its equity in Party C to Party A in order to ensure that Party B and Party C can perform their obligations under relevant transaction documents executed by them with Party A; “Party B’s Powers of Attorney” referred to herein means the Powers of Attorney executed by Party B on the date of execution hereof to grant authority to Party A and any modification and amendment thereto or restatement thereof.

1.4.4	Upon the exercise by Party A of its Purchasing Right, to the extent permitted by Chinese laws, Party B shall return all of the Purchase Price and dividends received by it hereunder to Party A.

2.      Undertakings

2.1        Undertakings in relation to Party B and Party C

Party B (as Party C’s shareholders) and Party C hereby undertake that:

2.1.1	Without the written consent of Party A, they may not by any means supplement, change or amend Party C’s articles of association and rules and regulations, increase or reduce its registered capital, or in other ways change the structure of its registered capital;

2.1.2	They will maintain the existence of the company and prudently and effectively operate its business and handle its affairs in accordance with good financial and business standards and practices;

2.1.3	Without the prior written consent of Party A, they will not sell, transfer, pledge or by any other means dispose of any legal or beneficial interest in Party C’s assets, business or income or have the same encumbered with any Security Interest at any time as of the date of execution hereof;

2.1.4	Without the prior written consent of Party A, no debt will be incurred, inherited, guaranteed or allowed to exist, except for: (i) debts arising from the normal course of business rather than the obtaining of loans, and (ii) debts that have been disclosed to and approved in writing by Party A;

2.1.5	They have been operating all of Party C’s business during normal course of business, so as to maintain the value of Party B’s assets, and will not engage in any act/omission that may affect its business status and asset value;

2.1.6	Without the prior written consent of Party A, Party C may not be urged to execute any material contract, except for those executed during normal course of business (for the purpose of this Paragraph, a contract will be deemed as a material one if its value exceeds RMB 100,000);

2.1.7	Without the prior written consent of Party A, Party C may not be urged to provide any loan or credit for anyone;

2.1.8	They will provide all materials in relation to Party C’s operation and financial conditions for Party A at the request of Party A;

2.1.9	They shall, if any request is made by Party A, take out and hold insurance in relation to Party C’s assets and business from an insurance company approved by Party A, the amount of and the risks covered by which shall be in line with that of and those covered by the insurance purchased by companies engaged in similar business;

2.1.10	Without the prior written consent of Party A, Party C may not be urged or permitted to merge or consolidate with anyone or acquire or invest in anyone;

2.1.11	Without the prior written consent of Party A, Party C may not be liquidated, dissolved or deregistered;

2.1.12	They shall forthwith notify Party A of any litigation, arbitration or administrative procedure that will or may arise in relation to Party C’s assets, business or income;

2.1.13	They shall execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate claims, or make necessary and appropriate defense against all claims, so as to maintain Party C’s title to all of its assets;

2.1.14	Without the prior written consent of Party A, they shall ensure that Party C may not by any means distribute any dividends to its shareholders, provided that once requested by Party A in writing, Party C shall forthwith distribute all distributable profits to its shareholders;

2.1.15	If requested by Party A (or its parent company or the liquidation manager thereof), they shall dispose of all of Party C’s assets by means as required by Party A (or its parent company or the liquidation manager thereof);

2.1.16	At the request of Party A, they shall appoint any personnel designated by it to serve as Party C’s director; and

2.1.17	Unless in accordance with the mandatory requirements of Chinese laws, without the written consent of Party A, Party C may not be dissolved or liquidated.

2.2        Party B’s undertakings:

Party B hereby undertakes that:

2.2.1	Without the prior written consent of Party A, it may not sell, transfer, mortgage or by any other means dispose of any legal or beneficial interest in the equity of Party C owned by it, or have the same encumbered with any Security Interest, except for those under Party B’s Equity Pledge Agreement and Powers of Attorney;

2.2.2	Party B shall procure that Party C’s board of shareholders and/or board of directors will not approve without the prior written consent of Party A any sale, transfer, mortgage or disposition in any other way of any legal or beneficial interest in the equity of Party C owned by Party B, or have the same encumbered with any Security Interest, except for those under Party B’s Equity Pledge Agreement and Powers of Attorney;

2.2.3	Without the prior written consent of Party A, Party B shall procure that Party C’s board of shareholders or board of directors will not approve any merger or consolidation with anyone or any acquisition of or investment in anyone;

2.2.4	Party B shall forthwith notify Party A of any litigation, arbitration or administrative procedure that will or may arise in relation to equity of Party C owned by it;

2.2.5	Party B shall procure that Party C’s board of shareholders or board of directors will approve the transfer of the Purchased Equity hereunder and take any and all other actions that may be requested by Party A;

2.2.6	Party B shall execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate claims, or make necessary and appropriate defense against all claims, so as to maintain its title to the equity of Party C;

2.2.7	At the request of Party A, Party B shall appoint any personnel designated by it to serve as Party C’s director;

2.2.8	At the request of Party A at any time, Party B shall forthwith and unconditionally transfer its equity in Party C to Party A and/the Designated Persons based on the Purchasing Right hereunder, and Party B hereby waives its preemptive right (if any) to transfer equity to another existing shareholder of Party C; and

2.2.9	Party B shall strictly comply with the provisions of this Agreement and other contracts executed by Party B and Party C jointly or separately with Party A, perform its obligations thereunder, and not engage in any act/omission that may affect the validity and enforceability thereof. Where any Party B owns any residual right to the equity under this Agreement, the Equity Pledge Agreement executed by the Parties hereto, or the Powers of Attorney granted with Party A as the beneficiary, unless as instructed by Party A in writing, such Party B may not exercise such right.

3.      Representations and Warranties

Party B and Party C hereby jointly and separately represent and warrant to Party A on the date of execution hereof and each date of transfer of the Purchased Equity as follows:

3.1	They are authorized to execute and deliver this Agreement and any Transfer Contract and perform their obligations thereunder. They agree to execute a Transfer Contract in line with the terms hereof at the time when Party A exercises its Purchasing Right. This Agreement and Transfer Contracts to which they are a party constitute or will constitute their legal, valid and binding obligations and shall be enforceable for them in accordance with the terms thereof;

3.2	They have obtained the consent and approval of third parties and government authorities (if required) to execute, deliver and perform this Agreement; neither the execution and delivery of nor the obligations under this Agreement or any Transfer Contract will: (i) result in any violation of any applicable Chinese law; (ii) conflict with the articles of association, rules and regulations or other organizational documents of Party C; (iii) result in violation of or constitute any breach of contract under any contract or instrument to which they are a party or which is binding upon them; (iv) result in any violation of any condition for the grant and/or continued validity of any license or permit issued to either of them; or (v) result in the suspension or revocation of or additional conditions for any license or permit issued to either of them;

3.3	Each Party B owns good and merchantable title to the equity held by it in Party C, and has not encumbered the same with any Security Interest other than those under its Equity Pledge Agreement and Powers of Attorney.

3.4	Party C owns good and merchantable title to all of its assets, and has not encumbered the aforesaid assets with any Security Interest;

3.5	Party C does not have any outstanding debt, except for (i) debts arising from the normal course of business, and (ii) debts that have been disclosed to and approved in writing by Party A;

3.6	There is no pending or threatened litigation, arbitration or administrative procedure in relation to Party C or its equity or assets.

4.      Date of Effectiveness

This Agreement shall take effect as of the date of execution hereof by the Parties, and this agreement will be terminated upon the transfer in accordance with the law of the equity held by Party B in Party C to Party A and/or other Persons designated by it.

5.      Applicable Laws and Dispute Settlement

5.1	Applicable laws

The execution, effectiveness, interpretation, performance, modification and termination hereof and the settlement of disputes hereunder shall be governed by laws formally promulgated and publicly available in China. Anything not covered by such laws shall be governed by international legal principles and practices.

5.2	Settlement of disputes

Any dispute arising from the interpretation and performance hereof shall be settled by the Parties through friendly negotiation first. Where the Parties fail to reach any agreement on the settlement of such dispute within 30 days after a request for settlement of the dispute through negotiation is made by any Party to the other Parties, any Party may submit the dispute to China International Economic and Trade Arbitration Commission for settlement in accordance with its then effective arbitration rules. The arbitration shall be held in Beijing, and the language of the arbitration shall be Chinese. The arbitration award shall be final and binding upon the Parties.

6.      Taxes and Fees

Each Party shall pay any and all transfer and registration taxes, expenses and fees incurred by or imposed on such Party in accordance with Chinese laws with respect to the preparation and execution of this Agreement and Transfer Contracts and the completion of the transactions thereunder.

7.      Notice

7.1	All notices and other communications to be sent as required or permitted hereunder shall be sent by personal delivery or postage prepaid registered mail, commercial courier service or fax to the following address of the receiving Party. For each notice, a confirmation letter shall be sent via email. Such notice shall be deemed effectively delivered on:

7.1.1	the date of delivery or rejection at the designated receiving address, if sent by personal delivery, courier service or postage prepaid registered mail; or

7.1.2	the date of successful transmission (evidenced by an automatically generated message confirming the transmission), if sent by fax.

7.2	For the purpose of notice, the Parties’ addresses are as follows:

Party A: Chema Technology (Beijing) Co., Ltd.

Add: 931, 9F, 21 Yangfangdian Road, Haidian District, Beijing

Attn: Wen Wei

Tel: 010-6396066

Fax: N/A

Part B: Wen Wei, Sun Jianchen

Add:	[ ]

Attn:	[ ]

Tel:	[ ]

Fax:	[ ]

Party B: Cheng Congwu

Add:	[ ]

Attn:	[ ]

Tel:	[ ]

Fax:	[ ]

Party C: Tansuo Jixian Technology (Beijing) Co., Ltd.

Add: 9F, 21 Yangfangdian Road, Haidian District, Beijing

Attn: Wen Wei

Tel: 010-6396066, 4006969123

Fax: 010-6396066

7.3	Any Party may change at any time its address for the receipt of notices by notifying the other Parties in accordance with the terms of this clause.

8.      Confidentiality Liability

The Parties acknowledge that any oral or written information exchanged in respect hereof shall be confidential information. Each Party shall keep confidential all such information and, without the written consent of the other Parties, may not disclose to any third party any relevant information, unless: (a) the public is or will be aware of such information (which is not caused by any disclosure by the receiving Party to the public); (b) such information shall be disclosed as required by applicable laws or the rules or provisions of any securities exchange; (c) any Party is required to disclose such information to its legal consultant or financial consultant with respect to any transaction provided for hereunder, and such legal consultant or financial consultant is also required to be bound by confidentiality obligation similar to that provided for in this clause. The disclosure of any confidential information by any staff or organization employed by any Party shall be deemed as disclosure of such confidential information by such Party, and such Party shall bear legal liability for its violation hereof. This clause shall survive the termination hereof for whatever reason.

9.      Further Warranties

The Parties agree to promptly execute documents and take further actions reasonably required for or favorable to the implementation of the provisions and purposes hereof.

10.   Miscellaneous

10.1	Amendment, change and supplement

Any amendment, change and supplement hereto shall be subject to a written agreement executed by the Parties.

10.2	Entire contract

Except for any written amendment, supplement or change hereto made after the execution hereof, this Agreement shall constitute the entire agreement among the Parties in respect of the subject matter hereof, and supersede all prior oral and written negotiation, statements and contracts reached by them with respect to the subject matter hereof.

10.3	Headings

The headings herein are for the convenience of reading only, and shall not be used for the interpretation or explanation of or in any other respect affecting the meaning of the provisions hereof.

10.4	Language

This Agreement is written in Chinese in triplicate, with each Party holding one copy respectively, each of which shall have the same legal force and effect.

10.5	Severability

Where any provision(s) hereof is/are determined by any laws or regulations to be void, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or damaged in any respect. The Parties shall endeavor through bona fide negotiation to replace such void, illegal or unenforceable provision(s) with valid provision(s) to the maximum extent permitted by laws and expected by the Parties, and the economic effects of such valid provision(s) shall be similar to that of such void, illegal or unenforceable provision(s).

10.6	Successor

This Agreement shall be binding upon and inure to the benefit of the respective successors of the Parties and the permitted assigns of such Parties.

10.7	Survival

10.7.1	Any obligation arising from this Agreement or becoming due prior to the expiry or early termination hereof shall survive the expiry or early termination hereof.

10.7.2	The provisions of Articles 5, 7, 8 hereof and this Article 10.7 shall survive the termination hereof.

10.8	Waiver

Any Party may waive any terms and conditions hereof, provided that such waiver shall be made in writing and executed by the Parties. The waiver by any Party under certain circumstances with respect to other Parties’ breach of contract shall not be deemed as waiver by such Party under other circumstances with respect to similar breach of contract.

[The following is the signature page.]

In witness whereof, the Parties have caused their authorized representatives to execute this Exclusive Call Option Agreement on the date first above written for mutual compliance.

Party A: Chema Technology (Beijing) Co., Ltd.
(Seal) Seal of Chema Technology (Beijing) Co., Ltd. Affixed

Signature:	/s/ Wen Wei
Name: Wen Wei
Title: Legal representative

Party B:

Signature:	/s/ Wen Wei
Name: Wen Wei

Signature:	/s/ Sun Jianchen
Name: Sun Jianchen

Signature:	/s/ Cheng Congwu
Name: Cheng Congwu

Party C: Tansuo Jixian Technology (Beijing) Co., Ltd.
(Seal) Seal of Tansuo Jixian Technology (Beijing) Co., Ltd. Affixed

Signature:	/s/ Wen Wei
Name: Wen Wei
Title: Legal representative